Exhibit 99.1

WILLIAMS-SONOMA, INC.

3250 Van Ness Avenue

San Francisco, CA 94109

CONTACT: Felix Carbullido Corporate Public Relations (415) 402-4056 Beth Potillo-Miller SVP, Finance & Corporate Treasurer Investor Relations (415) 616-8643

PRESS RELEASE

Williams-Sonoma, Inc. Announces West Elm Leadership Transition

San Francisco, CA, June 5, 2017 — Williams-Sonoma, Inc. (NYSE: WSM) today announced that Alex Bellos, the head of the company’s Rejuvenation and Mark and Graham brands, is succeeding Jim Brett as President of the West Elm brand. Effective today, Mr. Brett is resigning from the company to take a position as CEO of J.Crew.

This is a return to West Elm for Bellos, who first joined the brand in 2008 and reported to Brett, where he served as Vice President, Strategy and Development for West Elm, from 2010 to 2013. In that position, Bellos led strategic projects, real estate expansion and operations, playing a key role in executing strategies that contributed to West Elm’s strong results. Over the last three years, Bellos has been an instrumental leader in expanding Rejuvenation from a small lighting and house parts innovator into a lifestyle brand for the home, increasing market share and providing outstanding quality, value and service to its customers.

Laura Alber, the company’s President and Chief Executive Officer, said “Alex’s deep knowledge of the West Elm brand, combined with his success driving double-digit growth across our newer businesses, make him the right person to continue to advance West Elm’s initiatives and to lead the brand’s tenured team. He is a dynamic leader with deep expertise in brand development, finance and operations, with a strong track record of developing winning strategies, leading change, and driving detailed execution.”

Alber also stated “On behalf of the board and senior management team, I want to thank Jim for his many contributions to the company. Under his leadership, a talented West Elm team achieved significant growth, and Jim was a strong advocate for the focus on expanding the brand’s range and collaborations with local craft workers and artisan communities around the world.”

Brett commented, “I am proud of the growth of the West Elm brand over the last seven years and the values for which the brand stands. I have appreciated the opportunity to work with one of the most talented and visionary teams in retail. I thank them for their dedication and look forward to their future success and the continued growth of the brand.”

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements that involve risks and uncertainties, as well as assumptions that, if they do not fully materialize or are proven incorrect, could cause our results to differ materially from those expressed or implied by such forward-looking statements. Such forward-looking statements include statements related to the initiatives of the West Elm brand. The risks and uncertainties that could cause our results to differ materially from those expressed or implied by such forward-looking statements include the risk that the initiatives of the West Elm brand will not be successful. All forward-looking statements in this press release are based on information available to us as of the date hereof, and we assume no obligation to update these forward-looking statements.

ABOUT WILLIAMS-SONOMA, INC.

Williams-Sonoma, Inc. is a specialty retailer of high-quality products for the home. These products, representing eight distinct merchandise strategies – Williams Sonoma, Pottery Barn, Pottery Barn Kids, West Elm, PBteen, Williams Sonoma Home, Rejuvenation, and Mark and Graham – are marketed through e-commerce websites, direct mail catalogs and retail stores. Williams-Sonoma, Inc. currently operates in the United States, Canada, Australia and the United Kingdom, offers international shipping to customers worldwide, and has unaffiliated franchisees that operate stores in the Middle East and the Philippines and stores and e-commerce websites in Mexico.

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